AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

Regarding

FUND SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

The Northwestern Mutual Life Insurance Company (the “Company”), a Wisconsin corporation, each of VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III and VARIABLE INSURANCE PROCUCTS FUND V, each an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (each referred to hereinafter as the “Fund”), and FIDELITY DISTRIBUTORS COMPANY LLC (formerly Fidelity Distributors Corporation)(hereinafter the “Underwriter” or “FDC”), a Massachusetts corporation, entered into a certain participation agreement dated May 1, 2003, as amended by superseding, previous Amendment No. 1, dated February 9, 2021 (together, the “Participation Agreement”). This Amendment No. 2 (the “Amendment”) to the Participation Agreement is entered into as of July 24, 2024, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (each a “Portfolio,” collectively, the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Portfolio shareholder reports to Contract Owners, which obligations may currently be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, Amendment No. 1 was entered into by the Parties to, among other things, ensure compliance with Rules 30e-3 and 498A, but the Securities and Exchange Commission (“SEC”) has revoked the ability of the Company, on behalf of the Portfolios, to rely on Rule 30e-3 to satisfy its obligation to deliver Portfolio shareholder reports to Contract Owners for shareholder reports with periods ending June 30, 2024 or later; and

WHEREAS, the Company still intends to host a website in compliance with Rule 498A with respect to prospectuses and summary prospectuses;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend Amendment No. 1 to the Participation Agreement as follows:

The first paragraph of Section 1(a) is hereby replaced in its entirety with:

(a)	Required Materials. The Fund and/or the Underwriter shall provide the following “Required Materials” as specified in paragraph (j)(l)(iii) of Rule 498A.

Section 1(a)(iv) is hereby replaced in its entirety with:

(iv).	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for each Portfolio (together, the “Shareholder Reports”).

Section 1(a)(v) is hereby deleted in its entirety.

Section 1(b)(ii) is hereby replaced in its entirety with:

(ii)	The Fund and/or the Underwriter shall provide the Shareholder Reports on a timely basis (to facilitate any required website posting or delivery in compliance with Rule 30e-2).

Section 3 is hereby deleted in its entirety.

Section 4 is hereby deleted in its entirety.

Section 5 is hereby replaced in its entirety with:

5.

Investor Elections to Receive Future Reports in Paper. The Fund and Underwriter acknowledge that the Company shall be responsible for fulfilling Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraphs (i)(1) and (j)(3) of Rule 498A.

Section 8 is hereby replaced in its entirety with:

(f)

Expense Allocation. To the extent agreed upon by the Parties in good faith as to amount, timing and other parameters, the Underwriter and/or the Funds shall bear their proportionate costs of posting, maintaining, and managing the Fund Documents on the website hosted by the Company to the extent the parties rely on Rule 498A. “Proportionate costs” means amounts that reasonably approximate the Company’s costs with respect to any Fund documents the Company delivers pursuant to reliance on Rule 498A as discussed herein, some expenses for which would otherwise be reimbursable to the Company under the Participation Agreement. Nothing in this section is intended to limit any current understanding or arrangement among the Parties with respect to the provision of Fund documents required for printing, delivery or other purposes, or the terms of any existing administrative services agreement, Rule 12b-l agreement or related agreement, Servicing Agreement or other similar agreement between the Parties.

Section 9(a) is hereby replaced in its entirety with:

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on Rule 498A under the 1933 Act and any interpretations of the Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

Counterparts and Delivery. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment No. 2 delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY (on behalf of it self and each Account)

By:
Name:	Jason Handal
Title:	Vice President

VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III, and VARIABLE INSURANCE PRODUCTS FUND V

By:
Name:	Colm Hogan
Title:	Authorized Signatory

FIDELITY DISTRIBUTORS COMPANY LLC

By:
Name:	Robert Bachman
Title:	EVP

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